Exhibit 5.2

August 5, 2022

Allwyn Entertainment AG.

c/o Allwyn AG

Weinmark 9

6004 Lucerne

Switzerland

Ladies and Gentlemen:

We have acted as U.S. counsel to Allwyn Entertainment AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”), in connection with the filing by the Company of a Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission, providing, in part, for the registration of 39,056,790 warrants (the “Warrants”), each Warrant entitling the holder thereof to acquire one ordinary share of the Company, par value CHF 0.04 per share (the “Company Shares”). The Warrants were initially issued pursuant to the Warrant Agreement, dated September 11, 2020 (the “Warrant Agreement”), by and between Cohn Robbins Holdings Corp., a Cayman Islands exempt company (“Cohn Robbins”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Current Warrant Agent”). The Warrant Agreement is to be amended by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), by and among Cohn Robbins, the Company, the Current Warrant Agent, Computershare Inc. and Computershare Trust Company, N.A. (together, the “Successor Warrant Agent”). Upon the consummation of the merger (the “Merger”) of Cohn Robbins with and into Allwyn Sub LLC, a Delaware limited liability company (“DE Merger Sub”), as contemplated by that certain Business Combination Agreement, dated January 20, 2022 (the “Business Combination Agreement”), by and among Cohn Robbins, Allwyn AG (f/k/a SAZKA Entertainment AG), a Swiss stock corporation (Aktiengesellschaft), Allwyn US HoldCo LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“US HoldCo”), DE Merger Sub, a direct, wholly owned subsidiary of US HoldCo, and the Company, each outstanding Warrant shall automatically cease to represent a right to acquire an ordinary share of Cohn Robbins and will automatically represent a right to acquire a certain number Company Shares.

In connection with the preparation of this opinion, we have, among other things, read:

(a)    the Registration Statement;

(b)    the Warrant Agreement filed as Exhibit 4.1 to the Registration Statement;

(c)    the form of the Warrant Assumption Agreement to be adopted in connection with the consummation of the transactions contemplated by the Business Combination Agreement;

(d)    the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement; and

(e)    such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinion set forth herein.

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Allwyn Entertainment AG

August 5, 2022

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company as to factual matters.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, upon the consummation of the Merger and the authorization, execution and delivery of the Warrant Assumption Agreement in the form thereof submitted for our review, by the parties thereto in accordance with the terms of the Business Combination Agreement, the Warrants will constitute binding obligations of the Company enforceable against the Company in accordance with their terms under the laws of the State of New York.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities. We have also assumed that the Warrant Agreement was duly authorized, executed and delivered by the parties thereto.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP